Exhibit 99.2

April 29, 2021

Fellow Shareholders:

Our first quarter results demonstrate continued momentum at the Company, and the core strength of our franchise, as our Home segment posted record results. Insurance saw sustained growth and further diversification, and our recovering Consumer segment once again made great progress quarter-over-quarter. We are incredibly pleased with the quarter's results and the progress we have made over the last year in what has certainly been a challenging time.

Over the last several months, it has become clear that our Company has reached an interesting crossroads where each of the markets we serve are very much subject to their own nuances and intricacies. The supply and demand dynamics of our two-sided marketplace have evolved in varying ways across our suite of products. Those dynamics have influenced our business performance over the last year as interest rates have fluctuated and consumer credit and risk appetites have ebbed and flowed.

Today, in addition to our Q1 results, we are announcing a reorganization of our leadership team that aims to put more focus on strategic growth initiatives. Going forward, we are organizing the business around three key divisions – the core LendingTree marketplaces, the QuoteWizard insurance business, and our strategic growth initiatives including the evolution of the consumer experience, My LendingTree, strategic partnerships, enterprise sales, corporate development, and enterprise operations.

Neil Salvage will continue to run the core LendingTree marketplaces as President, LendingTree Marketplace. Scott Peyree is going to continue to oversee all of our efforts in insurance as President, Insurance. J.D. Moriarty, currently CFO, will take on an operating role as President, LendingTree Next. In this role, he will lead the evolution of the company with a number growth initiatives that build off our core marketplace assets. Finally, Trent Ziegler, who has held leadership roles throughout our finance organization over the last 8 years, will be assuming the role of Chief Financial Officer, effective as of May 17, 2021. All four leaders will report directly to Doug Lebda, Chairman & CEO, in their new respective roles.

We believe these changes will provide focus and accountability across the organization. These moves aim to ensure that our more strategic goals and priorities receive the necessary resources and attention while our core business operations become more streamlined. We continue to view the breadth and scale of our marketplace business as a core competitive advantage, and we are aligning our organization to capitalize on that advantage and take our company to the next level.

Q1.2021	1

SUMMARY CONSOLIDATED FINANCIALS
(millions, except per share amounts)	2020				2021	Y/Y
	Q1	Q2	Q3	Q4	Q1	% Change

Total revenue	$283.1	$184.3	$220.3	$222.3	$272.8	(4)%

Income (loss) before income taxes	$15.9	$(12.5)	$(32.7)	$(13.2)	$28.0	76%
Income tax (expense) benefit	$3.1	$3.9	$7.9	$5.1	$(8.7)	(381)%
Net income (loss) from continuing operations	$19.0	$(8.6)	$(24.8)	$(8.1)	$19.3	2%
Net income (loss) from continuing operations % of revenue	7%	(5)%	(11)%	(4)%	7%

Income (loss) per share from continuing operations
Basic	$1.46	$(0.66)	$(1.90)	$(0.62)	$1.48	1%
Diluted	$1.34	$(0.66)	$(1.90)	$(0.62)	$1.37	2%

Variable marketing margin
Total revenue	$283.1	$184.3	$220.3	$222.3	$272.8	(4)%
Variable marketing expense (1) (2)	$(184.9)	$(101.8)	$(142.2)	$(140.0)	$(183.8)	(1)%
Variable marketing margin (2)	$98.2	$82.5	$78.1	$82.3	$89.0	(9)%
Variable marketing margin % of revenue (2)	35%	45%	35%	37%	33%

Adjusted EBITDA (2)	$44.9	$30.8	$21.7	$26.3	$30.7	(32)%
Adjusted EBITDA % of revenue (2)	16%	17%	10%	12%	11%

Adjusted net income (loss) (2)	$17.1	$6.4	$(3.4)	$1.8	$2.5	(85)%

Adjusted net income (loss) per share (2)	$1.20	$0.46	$(0.26)	$0.13	$0.18	(85)%

(1)	Represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses. Also includes the portion of cost of revenue attributable to costs paid for advertising re-sold to third parties. Excludes overhead, fixed costs and personnel-related expenses.
(2)	Variable marketing expense, variable marketing margin, variable marketing margin % of revenue, adjusted EBITDA, adjusted EBITDA % of revenue, adjusted net income and adjusted net income per share are non-GAAP measures. Please see "LendingTree's Reconciliation of Non-GAAP Measures to GAAP" and "LendingTree's Principles of Financial Reporting" below for more information.

Q1.2021	2

Q1 2021 CONSOLIDATED RESULTS

The first quarter's results once again exceeded our prior guidance as we continue to see upward momentum across the majority of our businesses.

Consolidated revenue of $272.8 million exceeded the high end of our previous guidance and improved 23% sequentially from the fourth quarter as Home continued to surge and the recovery in Consumer continues to materialize.

Variable Marketing Margin of $89.0 million also improved substantially over the prior quarter with much of the upside driven by out-performance in Home.

Adjusted EBITDA of $30.7 million also substantially exceeded the high end of our prior guidance thanks to favorable Variable Marketing Margin and continued discipline in managing non-marketing expenses.

GAAP net income from continuing operations of $19.3 million benefited from a $40.1 million increase in the carrying value of our strategic equity investment in Stash Financial, Inc.

Q1.2021	3

SEGMENT RESULTS

(millions)	2020				2021	Y/Y
	Q1	Q2	Q3	Q4	Q1	% Change
Home (1)
Revenue	$79.2	$74.1	$78.9	$88.8	$128.1	62%
Segment profit	$35.9	$38.7	$25.2	$32.3	$39.0	9%
Segment profit % of revenue	45%	52%	32%	36%	30%

Consumer (2)
Revenue	$119.9	$37.1	$48.4	$47.8	$57.9	(52)%
Segment profit	$43.1	$19.4	$21.6	$22.7	$24.6	(43)%
Segment profit % of revenue	36%	52%	45%	47%	42%

Insurance (3)
Revenue	$82.7	$72.9	$92.5	$85.6	$86.6	5%
Segment profit	$30.5	$30.1	$37.0	$33.4	$32.8	8%
Segment profit % of revenue	37%	41%	40%	39%	38%

Other Category (4)
Revenue	$1.2	$0.2	$0.5	$0.1	$0.1	(92)%
(Loss) profit	$(0.3)	$0.1	$—	$(0.4)	$(0.1)	(67)%

Total
Revenue	$283.1	$184.3	$220.3	$222.3	$272.8	(4)%
Segment profit	$109.2	$88.3	$83.8	$88.0	$96.3	(12)%
Segment profit % of revenue	39%	48%	38%	40%	35%

Brand marketing expense (5)	$(11.0)	$(5.8)	$(5.7)	$(5.7)	$(7.3)	(34)%

Variable marketing margin	$98.2	$82.5	$78.1	$82.3	$89.0	(9)%
Variable marketing margin % of revenue	35%	45%	35%	37%	33%

(1)	The Home segment includes the following products: purchase mortgage, refinance mortgage, home equity loans and lines of credit, reverse mortgage loans, and real estate.
(2)	The Consumer segment includes the following products: credit cards, personal loans, small business loans, student loans, auto loans, deposit accounts, and other credit products such as credit repair and debt settlement.
(3)	The Insurance segment consists of insurance quote products.
(4)	The Other category primarily includes revenue from the resale of online advertising space to third parties and revenue from home improvement referrals, and the related variable marketing and advertising expenses.
(5)	Brand marketing expense represents the portion of selling and marketing expense attributable to variable costs paid for advertising, direct marketing and related expenses that are not assignable to the segments' products. This measure excludes overhead, fixed costs and personnel-related expenses.

Q1.2021	4

HOME

The Home segment performed exceedingly well in Q1, driving record revenue of $128.1 million, up 62% over the prior year while segment profit improved to $39.0 million, up 9%. Within Home, our core mortgage business drove revenue of $116.4 million, up 74% year-over-year, continuing to be led by revenue from refinance inquiries.

As mortgage interest rates began ticking higher from all-time lows experienced in Q4, the market saw a surge in refinance activity in the first half Q1 which began to slow in the latter part of the quarter. Our business performed well throughout as we serve as an integral piece of our partners' marketing mix. Demand for our services, and competition on our network, continued to increase with mortgage revenue per lead improving 53% over the prior year period. As is typical in our mortgage business when revenue accelerates sharply, and as was contemplated in our guidance, the margin profile in Home contracted to 30% of revenue as we further extended into lower-margin channels to help fulfill rising lender demand.

As we enter the second quarter, the interest rate environment, and its impact on refinance activity, remains fluid. The 30-year fixed rate jumped to 3.18% for the week ended April 1, but has fallen back below 3% in the most recent week ended April 22. While the near-term volatility in rates drives some uncertainty in the operating environment, we are confident that our market-leading position and flexible model will enable us to thrive as this market continues to evolve.

CONSUMER

We are encouraged by the progress we are seeing across our Consumer businesses as the year progresses, and many partners have renewed their perspectives on marketing investments and origination growth as the consumer economy gradually reopens.

In our credit card business, demand for our services is recovering remarkably well. Revenue of $17.6 million in Q1 was up 48% sequentially over Q4 as issuers continue to re-open budgets and increase payouts overall. The card business is an incredibly important one for most issuing banks and one that we're confident they will continue to lean into as we see sustained signs of increasing consumer health and spending. The profitability of our credit card business remains constrained, in part due to lower approval rates and less aggressive bidding by our partners compared to pre-COVID levels. Additionally, we have seen somewhat higher costs to drive consumer traffic in an environment where government stimulus has temporarily reduced consumers' desire to take on additional debt.

Personal loans revenue of $14.9 million also grew nicely quarter-over-quarter. While the lender appetite in this category continues to recover, consumer behavior remains a challenge. As many consumers have looked to de-risk their own personal balance sheets over the course of the pandemic, the aggregate demand for unsecured loans among consumers has remained depressed. We continue to view this market with optimism over the medium to long-term and see a large runway for growth, but the near-term dynamics remain a bit uncertain.

We believe strongly that these key markets will return to 2019 levels and beyond in the years to come. We see consistent signs of progress and recovery, but we acknowledge that the speed of that recovery in these key categories will be a major determinant of our financial performance in 2021 and forecasting the trajectory of that recovery remains challenging.

Q1.2021	5

INSURANCE

Insurance continued its run of steady performance, delivering revenue of $86.6 million, up 5% against a strong Q1 2020 comparison, and segment profit of $32.8 million, up 8%. While the quarter in total did not enjoy the growth rates we have become accustomed to, the business is on a stronger trajectory heading into Q2 as the month of March exhibited year-on-year revenue growth of 31% and was an all-time high. Performance earlier in the quarter was, in part, challenged by a couple isolated technical issues. The primary issue took place at one of our top partners and forced them to pause activity on our network for approximately five business days in January.

We remain focused on expanding our presence in Insurance by augmenting our strength in search engine marketing with additional traffic acquisition sources, growing existing carrier relationships, and increasing our efforts to scale non-auto categories.

In Q1, our publisher platform continued to scale, delivering record volume, revenue, and margin. Our inbound channel, which re-distributes pre-qualified traffic from third-party sources, also achieved record revenue and margin in the quarter. These additional traffic sources enable incremental growth while reducing our reliance on paid search marketing.

Additionally, our efforts to scale in non-auto insurance categories continue to pay off. Revenue from our home insurance products grew to record levels in Q1, up 36% over the prior year, as we increasingly leverage our presence in mortgage. And, as discussed in prior quarters, we are making significant investments in the Medicare vertical, rapidly building out our agency capabilities and marketing support.

My LENDINGTREE

My LendingTree remains integral to our ongoing efforts to build a comprehensive and engaging financial management tool for consumers.

Continuing a trend from the fourth quarter, we continued to add new signups at an impressive rate, adding 1.2 million in the quarter and bringing cumulative signups to 17.7 million. A substantial portion of the acceleration in new signups is being driven by our heightened focus on syndication partnerships. Having now architected our platforms to make them extensible to third-party audiences, we believe we have a unique and differentiated approach to the market, and one that will enable us to scale the usership of our tools, content, and marketplaces in a more meaningful way.

This syndication effort, along with continuing to add value-enhancing functionality for our users, are the top priorities for My LendingTree throughout the remainder of the year. For example, we will soon be launching a credit score simulation tool that quantifies the effects of recommended behaviors for our users. Additionally, we remain confident that our efforts to further align the platform with our Insurance marketplace will be very productive longer term.

Q1.2021	6

(millions)	2020				2021	Y/Y
My LendingTree	Q1	Q2	Q3	Q4	Q1	% Change

Cumulative Sign-ups (at quarter-end)	14.7	15.2	15.7	16.6	17.7	20%

Revenue Contribution	$18.7	$9.1	$9.6	$9.8	$11.2	(40)%
% of total revenue	6.6%	4.9%	4.4%	4.4%	4.1%

BALANCE SHEET & CASH FLOW

We ended the quarter with $162.1 million of cash on hand and our $500 million revolver remains fully undrawn.

FINANCIAL OUTLOOK*

Today we're issuing an outlook for the second quarter 2021. Our assumptions reflect current trends, although we continue to acknowledge the difficulty in forecasting the recovery of our Consumer segment and the effects of volatile interest rate movements in our Home segment.

Our guidance assumes that year-over-year growth in our Home segment moderates relative to the extraordinary performance recorded in Q1. A sequential decline in Home revenue and segment profit should be at least partially offset by sustained improvement in our Consumer segment and an acceleration in Insurance, where we expect revenue growth of 30% or more compared to Q2 2020. Our outlook also factors in approximately $2 million in additional expense to support the build of our Medicare agency capability.

Q2 2021 Outlook:

▪Revenue: $263 - $273 million
▪Variable Marketing Margin: $86 - $92 million
▪Adjusted EBITDA: $27 - $31 million

*LendingTree is not able to provide a reconciliation of projected variable marketing margin or adjusted EBITDA to the most directly comparable expected GAAP results due to the unknown effect, timing and potential significance of the effects of legal matters, tax considerations, and income and expense from changes in fair value of contingent consideration from acquisitions. Expenses associated with legal matters, tax consequences, and income and expense from changes in fair value of contingent consideration from acquisitions have in the past, and may in the future, significantly affect GAAP results in a particular period.

Q1.2021	7

CONCLUSION

We are once again pleased to be able to report better-than-expected results for the quarter at hand. Our Home and Insurance segments continue to perform well. Our Consumer segment continues to make tangible signs of progress one quarter after another. The breadth and depth of supply we have built across financial services is an undeniable competitive advantage, and we are relentlessly focused on leveraging that advantage to scale this company into the quarters and years ahead.

Thank you for your continued support.

Sincerely,

Doug Lebda
Chairman & CEO

J.D. Moriarty
CFO

LendingTree, Inc.

Investor Relations: Trent Ziegler trent.ziegler@lendingtree.com 704.943.8294	Media Relations: Megan Greuling megan.greuling@lendingtree.com 704.943.8208

Q1.2021	8

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
	2021	2020
	(in thousands, except per share amounts)
Revenue	$272,750	$283,084
Costs and expenses:
Cost of revenue (exclusive of depreciation and amortization shown separately below) (1)	13,895	14,252
Selling and marketing expense (1)	197,462	195,538
General and administrative expense (1)	34,989	32,082
Product development (1)	12,468	10,963
Depreciation	3,718	3,378
Amortization of intangibles	11,312	13,757
Change in fair value of contingent consideration	797	(8,122)
Severance	—	158
Litigation settlements and contingencies	16	329
Total costs and expenses	274,657	262,335
Operating (loss) income	(1,907)	20,749
Other (expense) income, net:
Interest expense, net	(10,215)	(4,834)
Other income	40,072	—
Income before income taxes	27,950	15,915
Income tax (expense) benefit	(8,638)	3,061
Net income from continuing operations	19,312	18,976
Loss from discontinued operations, net of tax	(263)	(4,575)
Net income and comprehensive income	$19,049	$14,401

Weighted average shares outstanding:
Basic	13,070	12,957
Diluted	14,119	14,158
Income per share from continuing operations:
Basic	$1.48	$1.46
Diluted	$1.37	$1.34
Loss per share from discontinued operations:
Basic	$(0.02)	$(0.35)
Diluted	$(0.02)	$(0.32)
Net income per share:
Basic	$1.46	$1.11
Diluted	$1.35	$1.02

(1) Amounts include non-cash compensation, as follows:
Cost of revenue	$397	$242
Selling and marketing expense	1,802	1,156
General and administrative expense	12,171	9,123
Product development	2,066	1,396

Q1.2021	9

LENDINGTREE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31, 2021	December 31, 2020
	(in thousands, except par value and share amounts)
ASSETS:
Cash and cash equivalents	$162,091	$169,932
Restricted cash and cash equivalents	79	117
Accounts receivable	123,067	89,841
Prepaid and other current assets	28,638	27,949
Current assets of discontinued operations	8,556	8,570
Total current assets	322,431	296,409
Property and equipment	71,572	62,381
Operating lease right-of-use assets	81,622	84,109
Goodwill	420,139	420,139
Intangible assets, net	117,189	128,502
Deferred income tax assets	87,586	96,224
Equity investment	121,253	80,000
Other non-current assets	5,403	5,334
Non-current assets of discontinued operations	15,982	15,892
Total assets	$1,243,177	$1,188,990

LIABILITIES:
Accounts payable, trade	7,230	10,111
Accrued expenses and other current liabilities	113,442	101,196
Current contingent consideration	9,046	—
Current liabilities of discontinued operations	803	536
Total current liabilities	130,521	111,843
Long-term debt	619,502	611,412
Operating lease liabilities	97,352	92,363
Non-current contingent consideration	—	8,249
Other non-current liabilities	359	362
Total liabilities	847,734	824,229
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Preferred stock $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—
Common stock $.01 par value; 50,000,000 shares authorized; 15,797,177 and 15,766,193 shares issued, respectively, and 13,155,859 and 13,124,875 shares outstanding, respectively	158	158
Additional paid-in capital	1,200,306	1,188,673
Accumulated deficit	(621,860)	(640,909)
Treasury stock; 2,641,318 shares	(183,161)	(183,161)
Total shareholders' equity	395,443	364,761
Total liabilities and shareholders' equity	$1,243,177	$1,188,990

Q1.2021	10

LENDINGTREE, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF CASH FLOWS
 (Unaudited)

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Cash flows from operating activities attributable to continuing operations:
Net income and comprehensive income	$19,049	$14,401
Less: Loss from discontinued operations, net of tax	263	4,575
Income from continuing operations	19,312	18,976
Adjustments to reconcile income from continuing operations to net cash provided by operating activities attributable to continuing operations:
Loss on disposal of assets	348	530
Amortization of intangibles	11,312	13,757
Depreciation	3,718	3,378
Non-cash compensation expense	16,436	11,917
Deferred income taxes	8,638	(3,061)
Change in fair value of contingent consideration	797	(8,122)
Unrealized gain on investments	(40,072)	—
Bad debt expense	516	880
Amortization of debt issuance costs	1,275	582
Amortization of convertible debt discount	7,346	3,111
Reduction in carrying amount of ROU asset, offset by change in operating lease liabilities	7,132	(196)
Changes in current assets and liabilities:
Accounts receivable	(33,743)	(6,952)
Prepaid and other current assets	(915)	(1,430)
Accounts payable, accrued expenses and other current liabilities	7,154	(3,271)
Income taxes receivable	(89)	65
Other, net	(240)	(862)
Net cash provided by operating activities attributable to continuing operations	8,925	29,302
Cash flows from investing activities attributable to continuing operations:
Capital expenditures	(10,553)	(4,189)
Equity investment	(1,180)	(80,000)
Net cash used in investing activities attributable to continuing operations	(11,733)	(84,189)
Cash flows from financing activities attributable to continuing operations:
Payments related to net-share settlement of stock-based compensation, net of proceeds from exercise of stock options	(4,801)	(5,087)
Net proceeds from revolving credit facility	—	55,000
Payment of debt issuance costs	(168)	(306)
Contingent consideration payments	—	(3,000)
Other financing activities	(31)	(6)
Net cash (used in) provided by financing activities attributable to continuing operations	(5,000)	46,601
Total cash used in continuing operations	(7,808)	(8,286)
Discontinued operations:
Net cash used in operating activities attributable to discontinued operations	(71)	(752)
Total cash used in discontinued operations	(71)	(752)
Net decrease in cash, cash equivalents, restricted cash and restricted cash equivalents	(7,879)	(9,038)
Cash, cash equivalents, restricted cash and restricted cash equivalents at beginning of period	170,049	60,339
Cash, cash equivalents, restricted cash and restricted cash equivalents at end of period	$162,170	$51,301

Q1.2021	11

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Expense

Below is a reconciliation of selling and marketing expense to variable marketing expense. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of this non-GAAP measure.

	Three Months Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
	(in thousands)
Selling and marketing expense	$195,538	$113,921	$154,670	$153,275	$197,462
Non-variable selling and marketing expense (1)	(11,772)	(12,091)	(12,541)	(13,248)	(13,760)
Cost of advertising re-sold to third parties (2)	1,086	—	—	—	—
Variable marketing expense	$184,852	$101,830	$142,129	$140,027	$183,702

(1)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.
(2)	Represents the portion of cost of revenue attributable to costs paid for advertising re-sold to third parties. Excludes overhead, fixed costs, and personnel-related expenses.

Q1.2021	12

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Variable Marketing Margin

Below is a reconciliation of net income (loss) from continuing operations to variable marketing margin and net income (loss) from continuing operations % of revenue to variable marketing margin % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
	(in thousands, except percentages)
Net income (loss) from continuing operations	$18,976	$(8,616)	$(24,809)	$(8,117)	$19,312
Net income (loss) from continuing operations % of revenue	7%	(5)%	(11)%	(4)%	7%

Adjustments to reconcile to variable marketing margin:
Cost of revenue	14,252	13,464	13,220	13,558	13,895
Cost of advertising re-sold to third parties (1)	(1,086)	—	—	—	—
Non-variable selling and marketing expense (2)	11,772	12,091	12,541	13,248	13,760
General and administrative expense	32,082	28,489	33,705	34,825	34,989
Product development	10,963	10,812	11,477	10,384	12,468
Depreciation	3,378	3,550	3,535	3,738	3,718
Amortization of intangibles	13,757	13,756	13,090	12,475	11,312
Change in fair value of contingent consideration	(8,122)	9,175	6,658	(2,384)	797
Severance	158	32	—	105	—
Litigation settlements and contingencies	329	(1,325)	13	40	16
Interest expense, net	4,834	4,955	16,617	9,894	10,215
Other income	—	(7)	—	(369)	(40,072)
Income tax (benefit) expense	(3,061)	(3,880)	(7,925)	(5,095)	8,638
Variable marketing margin	$98,232	$82,496	$78,122	$82,302	$89,048
Variable marketing margin % of revenue	35%	45%	35%	37%	33%

(1)	Represents the portion of cost of revenue attributable to costs paid for advertising re-sold to third parties. Excludes overhead, fixed costs, and personnel-related expenses.
(2)	Represents the portion of selling and marketing expense not attributable to variable costs paid for advertising, direct marketing and related expenses. Includes overhead, fixed costs and personnel-related expenses.

Q1.2021	13

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted EBITDA

Below is a reconciliation of net income (loss) from continuing operations to adjusted EBITDA and net income (loss) from continuing operations % of revenue to adjusted EBITDA % of revenue. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
	(in thousands, except percentages)
Net income (loss) from continuing operations	$18,976	$(8,616)	$(24,809)	$(8,117)	$19,312
Net income (loss) from continuing operations % of revenue	7%	(5)%	(11)%	(4)%	7%
Adjustments to reconcile to adjusted EBITDA:
Amortization of intangibles	13,757	13,756	13,090	12,475	11,312
Depreciation	3,378	3,550	3,535	3,738	3,718
Severance	158	32	—	105	—
Loss on disposal of assets	530	22	134	474	348
Unrealized gain on investments	—	—	—	—	(40,072)
Non-cash compensation	11,917	13,158	14,161	14,497	16,436
Costs of secondary public offering	—	—	—	863	—
Change in fair value of contingent consideration	(8,122)	9,175	6,658	(2,384)	797
Acquisition expense	2,180	20	205	(188)	29
Litigation settlements and contingencies	329	(1,325)	13	40	16
Interest expense, net	4,834	4,955	16,617	9,894	10,215
Income tax (benefit) expense	(3,061)	(3,880)	(7,925)	(5,095)	8,638
Adjusted EBITDA	$44,876	$30,847	$21,679	$26,302	$30,749
Adjusted EBITDA % of revenue	16%	17%	10%	12%	11%

Q1.2021	14

LENDINGTREE'S RECONCILIATION OF NON-GAAP MEASURES TO GAAP

Adjusted Net Income

Below is a reconciliation of net income (loss) from continuing operations to adjusted net income (loss) and net income (loss) per diluted share from continuing operations to adjusted net income (loss) per share. See "LendingTree's Principles of Financial Reporting" for further discussion of the Company's use of these non-GAAP measures.

	Three Months Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	March 31, 2021
	(in thousands, except per share amounts)
Net income (loss) from continuing operations	$18,976	$(8,616)	$(24,809)	$(8,117)	$19,312
Adjustments to reconcile to adjusted net income (loss):
Severance	158	32	—	105	—
Loss on disposal of assets	530	22	134	474	348
Unrealized gain on investments	—	—	—	—	(40,072)
Non-cash compensation	11,917	13,158	14,161	14,497	16,436
Costs of secondary public offering	—	—	—	863	—
Change in fair value of contingent consideration	(8,122)	9,175	6,658	(2,384)	797
Acquisition expense	2,180	20	205	(188)	29
Litigation settlements and contingencies	329	(1,325)	13	40	16
Loss on extinguishment of debt	—	—	7,768	—	—
Income tax (benefit) expense from adjusted items	(1,760)	(5,357)	(7,361)	(3,402)	5,699
Excess tax benefit from stock-based compensation	(1,054)	(753)	(175)	(51)	(32)
Income tax benefit from CARES Act	(6,104)	—	—	—	—
Adjusted net income (loss)	$17,050	$6,356	$(3,406)	$1,837	$2,533

Net income (loss) per diluted share from continuing operations	$1.34	$(0.66)	$(1.90)	$(0.62)	$1.37
Adjustments to reconcile net income (loss) from continuing operations to adjusted net income (loss)	(0.14)	1.15	1.64	0.76	(1.19)
Adjustments to reconcile effect of dilutive securities	—	(0.03)	—	(0.01)	—
Adjusted net income (loss) per share	$1.20	$0.46	$(0.26)	$0.13	$0.18

Adjusted weighted average diluted shares outstanding	14,158	13,814	13,033	14,163	14,119
Effect of dilutive securities	—	830	—	1,112	—
Weighted average diluted shares outstanding	14,158	12,984	13,033	13,051	14,119
Effect of dilutive securities	1,201	—	—	—	1,049
Weighted average basic shares outstanding	12,957	12,984	13,033	13,051	13,070

Q1.2021	15

LENDINGTREE’S PRINCIPLES OF FINANCIAL REPORTING

LendingTree reports the following non-GAAP measures as supplemental to GAAP:

•Variable marketing margin, including variable marketing expense
•Variable marketing margin % of revenue
•Earnings Before Interest, Taxes, Depreciation and Amortization, as adjusted for certain items discussed below ("Adjusted EBITDA")
•Adjusted EBITDA % of revenue
•Adjusted net income
•Adjusted net income per share

Variable marketing margin is a measure of the efficiency of the Company’s operating model, measuring revenue after subtracting variable marketing and advertising costs that directly influence revenue. The Company’s operating model is highly sensitive to the amount and efficiency of variable marketing expenditures, and the Company’s proprietary systems are able to make rapidly changing decisions concerning the deployment of variable marketing expenditures (primarily but not exclusively online and mobile advertising placement) based on proprietary and sophisticated analytics. Variable marketing margin and variable marketing margin % of revenue are primary metrics by which the Company measures the effectiveness of its marketing efforts.

Adjusted EBITDA and adjusted EBITDA % of revenue are primary metrics by which LendingTree evaluates the operating performance of its businesses, on which its marketing expenditures and internal budgets are based and, in the case of adjusted EBITDA, by which management and many employees are compensated in most years.

Adjusted net income and adjusted net income per share supplement GAAP income from continuing operations and GAAP income per diluted share from continuing operations by enabling investors to make period to period comparisons of those components of the nearest comparable GAAP measures that management believes better reflect the underlying financial performance of the Company’s business operations during particular financial reporting periods. Adjusted net income and adjusted net income per share exclude certain amounts, such as non-cash compensation, non-cash asset impairment charges, gain/loss on disposal of assets, gain/loss on investments, severance, litigation settlements and contingencies, acquisition and disposition income or expenses including with respect to changes in fair value of contingent consideration, gain/loss on extinguishment of debt, one-time items which are recognized and recorded under GAAP in particular periods but which might be viewed as not necessarily coinciding with the underlying business operations for the periods in which they are so recognized and recorded, the effects to income taxes of the aforementioned adjustments and any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09. LendingTree believes that adjusted net income and adjusted net income per share are useful financial indicators that provide a different view of the financial performance of the Company than adjusted EBITDA (the primary metric by which LendingTree evaluates the operating performance of its businesses) and the GAAP measures of net income from continuing operations and GAAP income per diluted share from continuing operations.

These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. LendingTree provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measures set forth above.

Q1.2021	16

Definition of LendingTree's Non-GAAP Measures

Variable marketing margin is defined as revenue less variable marketing expense. Variable marketing expense is defined as the expense attributable to variable costs paid for advertising, direct marketing and related expenses, including the portion of cost of revenue attributable to costs paid for advertising re-sold to third parties, and excluding overhead, fixed costs and personnel-related expenses. The majority of these variable advertising costs are expressly intended to drive traffic to our websites and these variable advertising costs are included in selling and marketing expense on the Company's consolidated statements of operations and consolidated income. When advertising inventory is re-sold to third parties, the proceeds of such transactions are included in revenue for the purposes of calculating variable marketing margin, and the costs of such re-sold advertising are included in cost of revenue in the company's consolidated statements of operations and consolidated income and are included in variable marketing expense for purposes of calculating variable marketing margin.

EBITDA is defined as net income from continuing operations excluding interest, income taxes, amortization of intangibles and depreciation.

Adjusted EBITDA is defined as EBITDA excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), and (8) one-time items.

Adjusted net income is defined as net income (loss) from continuing operations excluding (1) non-cash compensation expense, (2) non-cash impairment charges, (3) gain/loss on disposal of assets, (4) gain/loss on investments, (5) restructuring and severance expenses, (6) litigation settlements and contingencies, (7) acquisitions and dispositions income or expense (including with respect to changes in fair value of contingent consideration), (8) gain/loss on extinguishment of debt, (9) one-time items, (10) the effects to income taxes of the aforementioned adjustments, and (11) any excess tax benefit or expense associated with stock-based compensation recorded in net income in conjunction with FASB pronouncement ASU 2016-09.

Adjusted net income per share is defined as adjusted net income divided by the adjusted weighted average diluted shares outstanding. For periods which the Company reports GAAP loss from continuing operations, the effects of potentially dilutive securities are excluded from the calculation of net loss per diluted share from continuing operations because their inclusion would have been anti-dilutive. In periods where the Company reports GAAP loss from continuing operations but reports positive non-GAAP adjusted net income, the effects of potentially dilutive securities are included in the denominator for calculating adjusted net income per share.

LendingTree endeavors to compensate for the limitations of these non-GAAP measures by also providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. These non-GAAP measures may not be comparable to similarly titled measures used by other companies.

One-Time Items

Adjusted EBITDA and adjusted net income are adjusted for one-time items, if applicable. Items are considered one-time in nature if they are non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no adjustments for one-time items, except for the $6.1 million income tax benefit from the CARES Act in Q1 2020 and the Q4 2020 expenses incurred in connection with a secondary public offering of our common stock by our largest shareholder, for which we did not receive any proceeds.

Q1.2021	17

Non-Cash Expenses That Are Excluded From LendingTree's Adjusted EBITDA and Adjusted Net Income

Non-cash compensation expense consists principally of expense associated with the grants of restricted stock, restricted stock units and stock options. These expenses are not paid in cash and LendingTree includes the related shares in its calculations of fully diluted shares outstanding. Upon settlement of restricted stock units, exercise of certain stock options or vesting of restricted stock awards, the awards may be settled on a net basis, with LendingTree remitting the required tax withholding amounts from its current funds. Cash expenditures for employer payroll taxes on non-cash compensation are included within adjusted EBITDA and adjusted net income.

Amortization of intangibles are non-cash expenses relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Amortization of intangibles are only excluded from adjusted EBITDA.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

The matters contained in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations or anticipations of LendingTree and members of our management team. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following: uncertainty regarding the duration and scope of the coronavirus referred to as COVID-19 pandemic; actions governments and businesses take in response to the pandemic, including actions that could affect levels of advertising activity; the impact of the pandemic and actions taken in response to the pandemic on national and regional economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; adverse conditions in the primary and secondary mortgage markets and in the economy, particularly interest rates; default rates on loans, particularly unsecured loans; demand by investors for unsecured personal loans; the effect of such demand on interest rates for personal loans and consumer demand for personal loans; seasonality of results; potential liabilities to secondary market purchasers; changes in the Company's relationships with network lenders, including dependence on certain key network lenders; breaches of network security or the misappropriation or misuse of personal consumer information; failure to provide competitive service; failure to maintain brand recognition; ability to attract and retain consumers in a cost-effective manner; the effects of potential acquisitions of other businesses, including the ability to integrate them successfully with LendingTree’s existing operations; accounting rules related to contingent consideration and excess tax benefits or expenses on stock-based compensation that could materially affect earnings in future periods; ability to develop new products and services and enhance existing ones; competition; allegations of failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect intellectual property rights or allegations of infringement of intellectual property rights; and changes in management. These and additional factors to be considered are set forth under “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2020 and in our other filings with the Securities and Exchange Commission. LendingTree undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

Q1.2021	18